 EXHIBIT 99.1
                        MEDIMMUNE LICENSES RIGHTS TO NEWLY DISCOVERED HUMAN METAPNEUMOVIRUS

                              Enhances Role as Leader in Development of Innovative Products
                                   to Prevent Respiratory Infections in Young Children

Gaithersburg, MD, August 15, 2002 -- MedImmune, Inc. (Nasdaq: MEDI) today announced that it has licensed exclusive worldwide rights to human metapneumovirus (hMPV) from ViroNovative, b.v., a private Dutch biotechnology company affiliated with Erasmus University in Rotterdam.  Human metapneumovirus is an infectious respiratory virus recently discovered by researchers at Erasmus Medical Center (Erasmus MC) under the direction of Prof. Dr. Albert
Osterhaus.  MedImmune intends to use its expertise in pediatric respiratory infectious diseases to develop antibodies and vaccines against hMPV.

"Prof. Dr. Osterhaus' recent discovery of human metapneumovirus is one of those rare eureka moments in medicine,"
said David M. Mott, MedImmune's chief executive officer.  "We are thrilled with the opportunity to work with Prof.
Dr. Osterhaus and other researchers in this field to develop products to prevent serious respiratory infections caused by hMPV in young children.  This new program is an excellent fit with our antibody expertise and our experience with respiratory syncytial virus (RSV).  It is also a clear example of the synergy resulting from our recent acquisition of Aviron, now known as MedImmune Vaccines, given the vaccine development expertise in that organization which we can now apply to the hMPV program."

In June 2001, Prof. Dr. Osterhaus and his team published their discovery of hMPV in Nature Medicine (A Newly
Discovered Human Pneumovirus Isolated from Young Children with Respiratory Tract Disease; Nature Medicine June
2001, Vol. 7, No. 5.).  This previously unknown virus is believed to be a common cause of serious lower respiratory tract infections in young children.  It was discovered in cultures from children hospitalized at
Erasmus MC with respiratory infections of unknown origin.  Subsequently, other laboratories have confirmed the presence of hMPV in North America and Australia.  The prevalence of hMPV-specific antibodies in human serum samples suggests that the virus has been infecting humans for at least the last 50 years.

"MedImmune offers a unique opportunity to turn our discovery of human metapneumovirus into products that have the potential to protect young children," stated Prof. Dr. Osterhaus, professor of virology and chief of the Virology
Department at Erasmus MC.  "They have a proven track record of developing both antibodies and vaccines for viral respiratory infections and are fully committed to applying their expertise to the development of human metapneumovirus products.  Furthermore, MedImmune's expertise is clearly complementary to the Erasmus/ViroNovative group, which will help to secure an optimal collaboration in this area."

Prof. Dr. Frans van der Meche, member of Erasmus MC's Executive Board commented: "We are particularly excited about the future of this collaboration since ViroNovative is the first major company spun out of our new incubator program aimed at bringing concepts developed at Erasmus MC to market in the form of new medicines that can help patients the world over."

Early studies indicate that outbreaks of hMPV are similar to that of other respiratory infections, occurring in annual epidemics that peak during the fall and winter months.  It is believed that by the age of five, nearly all children will have been infected with hMPV.  The clinical symptoms of hMPV are largely similar to RSV, the most common cause of serious respiratory infections in young children, ranging from mild respiratory problems to severe cough, bronchiolitis, and pneumonia, with the very youngest children requiring hospitalization and mechanical ventilation.  MedImmune developed and now markets Synagis(R)(palivizumab), the first monoclonal antibody approved for an infectious disease, used to prevent RSV in high-risk infants.  In addition, MedImmune is developing vaccines to prevent several respiratory infections including influenza, parainfluenza and RSV.

Under the licensing agreement, MedImmune will pay ViroNovative an upfront execution fee of $10 million, fund research and development, and pay milestones and royalties on any products developed under the license agreement.

CHANGE TO FINANCIAL GUIDANCE
Due to the costs associated with the in-licensing of the human metapneumovirus research program, MedImmune is changing its financial guidance provided on July 25, 2002.  Changes to the financial outlook include an increase in research and development costs by approximately $12 million, which results in a reduction of previously stated
earnings per share guidance by $0.03.  All other guidance remains unchanged; therefore, the guidance provided below must be read in connection with the guidance provided in MedImmune's second quarter earnings release of July
25, 2002.

For the quarter ending September 30, 2002:
o        Cash loss per share is projected to range from $0.15 to $0.16
o        GAAP net loss per share is projected to range from $0.16 to $0.17

For the year ending December 31, 2002 (assumes fourth quarter 2002 FluMist approval)
o        Earnings/loss per share:
-        Cash EPS is projected to be in the range of $0.62 to $0.67
-        GAAP net loss per share is projected to be in the range of  $4.22 to $4.27*
o        Research and development expenses are projected to be in the range of:
-        $157 to $162 million on a cash basis
-        $167 to $172 million on a GAAP basis

In the event FluMist is not approved and launched in 2002, $0.25 to $0.27 per share would need to be deducted from the cash and GAAP earnings per share guidance provided above.

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      *Generally Accepted Accounting Principles' (GAAP) results and guidance provided in this press release include the in-process research and development charge of $1.2 billion assessed as fair value for FluMist and other technology in development at Aviron that, as of the date of the acquisition, had not reached technological feasibility.  Primarily this relates to FluMist, which has not been approved by the FDA and, as such, remains in the development stage.

MedImmune provides forward-looking information as a convenience to investors.  Investors should note that sales of
Synagis occur primarily during the fourth and first quarters when RSV is most prevalent in the Northern
Hemisphere.  Results for the second and third quarters will reflect this seasonality.  The company's guidance and objectives assume the continued growth and success of its existing business, including sales of Synagis, Ethyol and CytoGam.  Further, guidance has been provided assuming the regulatory approval and successful launch of
FluMist in the U.S. in the fourth quarter of 2002.  Additional information on how to adjust this guidance has been provided should FluMist not be approved in 2002.  FluMist was acquired as a part of MedImmune's acquisition of
Aviron, a formerly public company whose 2001 financial results were filed on July 10, 2002 with the U.S.
Securities and Exchange Commission through an 8-K submission by MedImmune.  The projections provided here are based upon numerous assumptions, many of which MedImmune cannot control and which may not develop as MedImmune expects.  Consequently, actual results may differ materially from the guidance and objectives described herein.
Please refer to the Disclosure Notice below.  The cash earnings per share guidance provided above is not calculated in accordance with GAAP in that it excludes the impact of any in-process R&D write-offs, amortization of intangibles, transaction-related expenses and other one-time items.  The net earnings per share guidance is considered to be in accordance with GAAP, and includes the impact of the costs previously described as being excluded from the cash earnings per share guidance.

ABOUT SYNAGIS AND RSV
MedImmune developed Synagis to prevent RSV disease in high-risk infants.  RSV is the most common cause of lower respiratory infections in infants and children worldwide.  Healthy children and individuals with adequate immune systems often acquire a benign chest cold when infected with RSV.  In contrast, certain high-risk infants such as premature infants and children with chronic lung disease (CLD) are at increased risk for acquiring severe RSV disease (pneumonia and bronchiolitis), often requiring hospitalization.  There are approximately 315,000 infants at high risk of acquiring severe RSV disease born each year in the United States. Synagis was approved by the U.S.
Food and Drug Administration in 1998.  It is administered by intramuscular injection once per month during anticipated periods of RSV prevalence in the community, which typically commences in September and lasts through
April or May in the Northern Hemisphere.

About the Companies
ViroNovative, b.v. is a daughter company of Erasmus University Rotterdam Holding b.v. and a spin out company formed under the new active incubator policy.  ViroNovative will be developing and expanding the scientific and patent position on hMPV.  Major areas of interest with the hMPV field will be the collaboration with MedImmune,
Inc. on therapeutic antibodies and preventative vaccines and, possibly with other partners, the development of diagnostics and research on anti-virals (small molecules).

MedImmune is a leading biotechnology company focused on researching, developing and commercializing products to prevent or treat infectious disease, autoimmune disease and cancer.  MedImmune actively markets three products,
Synagis(R)(palivizumab), Ethyol(R)(amifostine) and CytoGam(R)(cytomegalovirus immune globulin intravenous (human)), and has 11 products in clinical testing.  MedImmune employs approximately 1,600 people, is headquartered in
Gaithersburg, Maryland, and has additional operations in Frederick, Maryland, as well as Pennsylvania, California, the United Kingdom and the Netherlands. For more information on MedImmune, visit the company's website at
WWW.MEDIMMUNE.COM.
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DISCLOSURE NOTICE:  The information contained in this document is as of August 15, 2002, and will not be updated as a result of new information or future events.  This document contains forward - looking statements regarding
MedImmune's future financial performance and business prospects.  Those statements involve substantial risks and uncertainties.  You can identify those statements by the fact that they contain words such as "anticipate,"
"believe," "estimate," "expect," "intend," "project" or other terms of similar meaning.  Those statements reflect management's current beliefs and are based on numerous assumptions, which MedImmune cannot control and which may not develop as MedImmune expects.  Consequently, actual results may differ materially from those projected in the forward - looking statements.  Among the factors that could cause actual results to differ materially are:
seasonal demand for and continued supply of our principal product, Synagis; whether FluMist receives clearance by the Food and Drug Administration and, if it does, whether it will be successfully launched; availability of competitive products in the market; availability of third-party reimbursement for the cost of our products;
effectiveness and safety of our products; exposure to product liability, intellectual property or other types of litigation; foreign currency exchange rate fluctuations; changes in generally accepted accounting principles;
growth in costs and expenses; the impact of acquisitions, divestitures and other unusual items; and the risks, uncertainties and other matters discussed in MedImmune's Annual Report on Form 10-K for the year ended December
31, 2001 and in its periodic reports on Forms 10-Q and 8-K  filed with the U.S. Securities and Exchange
Commission.  MedImmune cautions that RSV disease occurs primarily during the winter months; MedImmune believes its operating results will reflect that seasonality for the foreseeable future.  MedImmune is also developing several products (including FluMist) for potential future marketing.  There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success.

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